Exhibit 10.45

[Akamai Technologies, Inc. Letterhead]

March 31, 2008

Mr. Paul Sagan

5 Sunset Ridge

Lexington, MA 02421

Re: Amendment to Employment Agreement

Dear Paul:

Reference is made to the Employment Agreement dated January 4, 2005 (as subsequently amended to date, the “Agreement”) between you and Akamai Technologies, Inc. (the “Company”). In accordance with Section 9 of the Agreement and in consideration of the mutual benefits accruing from your continued employment with the Company, you and the Company agree to amend the Agreement by adding the following section thereto following Section 5:

5A Golden Parachute Excise Taxes. Payments under this Agreement shall be made without regard to whether the deductibility of such payments or benefits (or any other payments or benefits) to you or for your benefit would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments or benefits (or other payments or benefits) would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). Notwithstanding anything to the contrary in this Agreement or any other agreement between you and the Company, in the event that any payment or benefit to you or for your benefit, or any acceleration of vesting of any such payment or benefit, by the Company, a person acquiring ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets, or any entity whose relationship to the Company or such person requires attribution of stock ownership between the parties under Section 318(a) of the Code, is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Code (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, including, without limitation, any additional payments required under this Section 5A) (the aggregate of such amounts being referred to herein as the “Excess Parachute Payments”), then you shall be entitled to receive an additional payment, not to exceed $5.0 million (a “Gross-Up Payment”), of an amount such that, to the maximum extent possible given such $5.0 million cap, after payment by you of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, you retain an amount of the Gross-Up Payment equal to the sum of: (a) the Excise Tax imposed upon the Excess Parachute Payments; and (b) the product of any deductions disallowed on your return because of the inclusion of the Gross-Up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to have: (x) paid federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (y) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (z) otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Gross-Up Payment in your adjusted gross income. The payment of a Gross-Up Payment under this Section 5A shall in no event be conditioned upon the termination of your employment or the receipt of severance benefits under this Agreement. Upon your written request, the determination as to whether any of your payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect to such payments, and the amount of any Gross-Up Payment shall be made at the Company’s expense by the Company’s certified public accounting firm as of immediately prior to the consummation of the change in control in respect of which the Gross-Up Payment is to be made, or such other certified public accounting firm designated by the Company prior to such change in control. You agree to provide such accounting firm with all information reasonably necessary for it to complete its analysis and otherwise to cooperate with all reasonable requests by the Company or such accounting firm in connection therewith. Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm described in the immediately preceding sentence, the Company shall, promptly following receipt of evidence to that effect, augment the Gross-Up Payment to reflect such higher Excise Tax liability (subject to the $5.0 Million cap set forth above).

Except as set forth herein, the terms of the Agreement, as previously amended, remain in full force and effect, without amendment. Please sign below to indicate your acceptance of the terms of this amendment to the Agreement.

Very truly yours,

AKAMAI TECHNOLOGIES, INC.

By:	/s/ George H. Conrades
George H. Conrades, Executive Chairman

I accept the foregoing amendment to my Employment Agreement with the Company.

/s/ Paul Sagan
Paul Sagan

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